Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into between Audentes Therapeutics, Inc. (the “Company”) and                      (the “Executive”). This Agreement is effective as of                  , 20     (the “Effective Date”). [This Agreement supersedes and replaces in its entirety the                      dated                  ,
between Executive and the Company.]1

In consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

1. Position, Duties and Place. As of the Effective Date, Executive will serve as                      of the Company and will report to the                     2. Executive shall perform the duties commonly associated with the position of                      and that may be assigned to the Executive by the                     3 from time to time. Executive will work primarily from the Company’s offices in                     . [Executive may be removed from the Board in accordance with applicable law and the Company’s Bylaws.]4 Upon a termination of employment, and to the extent requested in writing by the Company, Executive agrees to resign from all positions Executive may hold with the Company at such time.

2. Exclusive Service. During the Executive’s employment term (the “Employment Term”), Executive (i) will be expected to devote his or her full working time and attention to the business of the Company, (ii) will not render services to any other business without the prior approval of the Company and (iii) will not directly or indirectly, engage or participate in any business that is competitive in any manner with the business of the Company. Executive will also be expected to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the Employment Term.

3. At-Will Employment. Executive and the Company understand and acknowledge that Executive’s employment with the Company constitutes “at-will” employment, and the employment relationship may be terminated at any time, with or without Cause (as defined below) and with or without notice. The Company may modify the Executive’s position, duties, goals, reporting relationship, work location, and compensation based on the Executive’s performance and Company needs.

4. Compensation and Benefits.

4.1. Base Salary. During the Employment Term, Executive’s annual base salary will be $                    , payable in accordance with the Company’s normal payroll practices, less any payroll deductions and withholdings as are required by law. The Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”) shall periodically review (at least annually) Executive’s compensation and benefits, provided that any changes thereto shall be determined by the Compensation Committee in its sole and absolute discretion. Executive’s base salary in effect from time to time is referred to herein as the “Base Salary”.

4.2. Target Bonus. During the Employment Term, Executive will be eligible to receive an annual cash bonus, with a target amount equal to a percentage of Executive’s Base Salary for each full calendar year as determined by the Compensation Committee from time to time in its sole and absolute discretion (the “Target Bonus” and the actual amount awarded, the “Actual Bonus”), based upon achievement of corporate performance (including financial) and/or personal performance objectives to be established by the Compensation Committee from time to time and subject to the terms of the applicable bonus plan(s). To receive payment of any Actual Bonus,

[1]	Insert the bracketed language for existing executives and include reference to relevant employment agreement or offer letter.

[2]	Insert for the CEO “the Company’s Board of Directors” and for the SVPs and VPs “the Chief Executive Officer”.

[3]	Insert for the CEO “the Company’s Board of Directors” and for the SVPs and VPs “the Chief Executive Officer”.

[4]	Insert the bracketed language for the CEO and other members of the Company’s Board of Directors.

Executive must be employed by the Company on the last day of such fiscal year to which such bonus relates and at the time the bonus is paid. Executive’s Actual Bonus will be paid by the fifteenth (15th) day of the third (3rd) month following the Company’s taxable year in which it is earned. Executive will be eligible to receive the Actual Bonus in such amount and upon such terms as shall be determined by the Compensation Committee at its sole discretion. [The annual bonus for the current year may be subject to proration taking into account the Effective Date at the sole and absolute discretion of the Compensation Committee.]5

4.3. Employee Benefits. Executive shall be eligible to participate in all employee benefit plans and arrangements, including, but not limited to, medical, dental, vision and long-term disability insurance benefits and arrangements, as are made available by the Company to its senior executives, subject to the terms and conditions thereof, on terms not less favorable than are made available to the Company’s senior executives. The Company reserves the right to modify benefits, contribution, and reimbursement levels from time to time, as it deems necessary.

4.4. Vacation. Executive will be entitled to paid vacation and holidays pursuant to the terms of the Company’s vacation policy as may exist from time to time.

4.5. Equity Awards. [Subject to the approval by the Compensation Committee, the Company will grant the Executive a stock option for                      shares of the Company’s common stock under the Company’s 2016 Equity Incentive Plan (the “Plan”), on such terms as determined at the sole and absolute discretion of the Compensation Committee. Vesting will depend on the Executive’s continued employment with the Company and will be subject to the terms and conditions of the Plan and the written agreement governing the equity award.]6 Executive shall be eligible for future equity grants as determined by and pursuant to the terms established by the Compensation Committee.

5. Expenses. The Company will, in accordance with applicable Company policies and guidelines, reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with the performance of services on behalf of the Company, subject to Executive’s presentation of appropriate vouchers or receipts in accordance with such policies and approval procedures as the Company may from time to time establish for employees.

6. Inventions and Proprietary Information. Executive hereby acknowledges and agrees that he or she has executed the Executive Invention Assignment and Confidentiality Agreement, a copy of which is attached hereto as Exhibit A, and that such agreement remains in full force and effect.

7. Employment and Termination. Executive’s employment with the Company will be at-will and may be terminated by Executive or by the Company at any time for any reason as follows: (a) Executive may terminate Executive’s employment upon written notice to the Company for “Good Reason,” as defined below (a “Constructive Termination”); (b) Executive may terminate the Executive’s employment upon written notice to the Company at any time in Executive’s discretion without Good Reason (“Voluntary Termination”); (c) the Company may terminate Executive’s employment upon written notice to Executive at any time following a determination that there is “Cause,” as defined below, for such termination (“Termination for Cause”); and (d) the Company may terminate Executive’s employment upon written notice to Executive at any time without Cause for such termination (“Termination without Cause”).

8. Definitions. As used in this Agreement, the following terms have the following meanings:

8.1. Cause. For purposes of this Agreement, “Cause” means (i) Executive’s failure to satisfactorily perform Executive’s duties after there has been delivered to Executive a written demand for performance which

[5]	Insert the bracketed language for new executives.

[6]	Insert the bracketed language for new executives.

describes the specific deficiencies in Executive’s performance and the specific manner in which Executive’s performance must be improved, and which provides thirty (30) business days from the date of notice to remedy such performance deficiencies; (ii) Executive’s conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude which the Board believes has had or will have a detrimental effect on the Company’s reputation or business, (iii) Executive engaging in an act of gross negligence or willful misconduct in the performance of his or her employment obligations and duties, (iv) Executive’s committing an act of fraud against, material misconduct or willful misappropriation of property belonging to the Company; (v) Executive engaging in any other misconduct that has had or will have a material adverse effect on the Company’s reputation or business; or (vi) Executive’s breach of any material written Company policy that has been communicated to Executive in advance of Executive’s breach, the Executive Invention Assignment and Confidentiality Agreement or other unauthorized misuse of the Company’s trade secrets or proprietary information.

8.2. Change in Control. For purposes of this Agreement “Change in Control” means (i) a sale, conveyance, exchange or transfer (excluding any venture-backed or similar investments in the Company) in which any person or entity, other than persons or entities who as of immediately prior to such sale, conveyance, exchange or transfer own securities in the Company, either directly or indirectly, becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty (50%) percent of the total voting power of all its then outstanding voting securities; (ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; or (iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company.

8.3. COBRA. For purposes of this Agreement, “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

8.4. Disability. For purposes of this Agreement “Disability” shall have that meaning set forth in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

8.5. Good Reason. For purposes of this Agreement, “Good Reason” means any of the following taken without Executive’s written consent and provided (a) the Company receives, within thirty (30) days following the occurrence of any of the events set forth in clauses (i) through (v) below, written notice from Executive specifying the specific basis for Executive’s belief that Executive is entitled to terminate employment for Good Reason, (b) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) Executive terminates employment within the earlier of ten days (10) days following expiration of such cure period or receipt from the Company that such deficiencies will not be cured: (i) a material change, adverse to Executive, in Executive’s position, titles, offices or duties; (ii) following a Change in Control of the Company, the executive is not a Section 16 officer of the Company or its ultimate parent, or if the ultimate parent is not a public company with the executive not reporting to the chief executive officer of the ultimate parent company, if that executive served as a Section 16 officer of the Company prior to the Change in Control, (iii) an assignment of any significant duties to Executive that are inconsistent with Executive’s positions or offices held under this Agreement; (iv) a decrease in Executive’s Base Salary and Target Bonus, combined, by more than 10% (other than in connection with a general decrease in the cash compensation of all other officers); and (v) the relocation of the Executive to a facility or a location more than twenty five (25) miles from Executive’s then current location.

9. Effect of Termination of Employment. For purposes of this Agreement, no payment will be made to Executive upon termination of Executive’s employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code, and Section 1.409A-1(h) of the regulations promulgated thereunder.

9.1. Termination for Cause, Death or Disability or Voluntary Termination. In the event Executive is terminated by the Company pursuant to a Termination for Cause, in the event of Executive’s death or Disability or in the event of the Executive’s Voluntary Termination, Executive will be paid only (i) any earned but unpaid Base Salary and earned but unused vacation or paid time off, and (ii) other unpaid and then vested amounts, including any amount payable to the Executive under the specific terms of any agreements, plans or awards in which Executive participates, unless otherwise specifically provided in this Agreement, and (iii) reimbursement for all reasonable and necessary expenses incurred by Executive in connection with his or her performance of services on behalf of the Company in accordance with applicable Company policies and guidelines, in each case as of the effective date of such termination of employment (the “Accrued Compensation”). Executive will be allowed to exercise his or her vested stock options to purchase Company common stock, if any, during the time period set forth in, and in accordance with, the applicable equity plan and governing stock option agreement(s).

9.2. Termination without Cause or Constructive Termination Not in Connection With a Change in Control, Death or Disability. In the event of Executive’s Termination without Cause or Constructive Termination during the Employment Term , in each case not in connection with a Change in Control (as set forth in Section 9.3 below), provided that (except with respect to the Accrued Compensation) Executive delivers to the Company a signed settlement agreement and general release of claims in favor of the Company in a form reasonably specified by the Company (the “Release”), and satisfies all conditions to make the Release effective within sixty (60) days following Executive’s termination of employment, then, Executive shall be entitled to:

(a) The Accrued Compensation;

(b) A lump sum cash payment equal to             7 months of Executive’s then current Base Salary, payable on the first (1st) business day after the Sixtieth (60th) day following the date of Executive’s termination of employment;

(c) A lump sum payment equal to             8 of the Target Bonus for the then-current fiscal year and paid when annual bonuses are otherwise paid to active employees, but no later than March 15th of the year following the year in which Executive’s termination of employment occurs; and

(d) Provided Executive timely elects to continue health coverage under COBRA, for Executive and/or Executive’s eligible dependents, the Company shall reimburse Executive for any monthly COBRA premium payments made by Executive to continue such coverage for the             9 month period (“Benefit Continuation Period”) measured from the first (1st) month following the month in which Executive’s termination of employment occurs, until the earlier of: (1) the last day of the Benefit Continuation Period after the date of Executive’s termination of employment, (2) the date Executive becomes eligible for group health insurance coverage through a new employer, or (3) the date Executive ceases to be eligible for COBRA coverage for any reason, including plan termination. Notwithstanding the foregoing, if Executive is eligible for, and the Company determines, in its sole discretion, that it cannot pay, the COBRA premiums without a substantial risk of violating applicable law (including Section 2716 of the Public Health Service Act), the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for Executive’s and Executive’s eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the period Executive remains eligible for the benefit under the foregoing sentence. Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums. In the event the Company opts for the Special Cash Payments, then on the first (1st) business day after the Sixtieth (60th) day following the Executive’s termination of employment, the Company will make the first payment to Executive under this Section 9.2(d), in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid through such date had the Special Cash Payments commenced on the first (1st) day of the first (1st) month following the Executive’s termination of employment through such first (1st) business day after the Sixtieth (60th) day following the Executive’s termination of employment, with the balance of the Special Cash Payments paid monthly thereafter.

[7]	Insert the applicable period: CEO: Twelve (12) months, SVPs: Nine (9) months and VPs: Six (6) months.

[8]	Insert the applicable percentage: CEO: one hundred percent (100%), SVPs: seventy-five percent (75%) and VPs: fifty percent (50%).

[9]	Insert the applicable period: CEO: Twelve (12) months, SVPs: Twelve (12) months and VPs: Six (6) months.

 9.3. Termination without Cause or Constructive Termination In Connection With a Change in Control. In the event of Executive’s Termination without Cause or Constructive Termination during the Employment Term, in each case during the period of time commencing ninety (90) days prior to the execution of a definitive agreement providing for the consummation of a Change in Control and ending on the first anniversary ofthe consummation of such Change in Control, provided that (except with respect to the Accrued Compensation) Executive delivers to the Company the signed Release, and satisfies all conditions to make the Release effective, within sixty (60) days following Executive’s termination of employment, then (in lieu of any benefits pursuant to Section 9.2, and any additional benefits pursuant to this Section 9.3 shall be payable only following a Change in Control), the Executive shall be entitled to:

(a) The Accrued Compensation;

(b) A lump sum cash payment equal to             10 months of Executive’s the current Base Salary, payable the first (1st) business day after the Sixtieth (60th) day following the date of Executive’s termination of employment;

(c) A lump sum payment equal to             11 the Target Bonus for the then-current fiscal year and paid when annual bonuses are otherwise paid to active employees, but no later than March 15th of the year following the year in which Executive’s termination of employment occurs;

(d) The payments set forth above in Section 9.2(d) with a Benefit Continuation Period of             12 months; and

(e) Acceleration as to one hundred percent (100%) the then-unvested portion of any then-outstanding Company equity award granted to Executive. Notwithstanding the foregoing, any equity award subject to performance-based vesting will vest at the target level unless otherwise provided in such grant.

9.4. Miscellaneous. For the avoidance of doubt, the benefits payable pursuant to Section 9.2 or Section 9.3 are not cumulative.

9.5. Parachute Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then, Executive’s severance and other benefits under this Agreement shall be either (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance and other benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

[10]	Insert the applicable period: CEO: Twenty Four (24) months, SVPs: Eighteen (18) months and VPs: Twelve (12) months.

[11]	Insert the applicable percentage: CEO: two hundred percent (200%), SVPs: one hundred fifty percent (150%) and VPs: one hundred percent (100%).

[12]	Insert the applicable period: CEO: Twenty Four (24) months, SVPs: Eighteen (18) months and VPs: Twelve (12) months.

10. Company Policies. Executive shall sign and abide by the Company’s insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time.

11. Arbitration. Executive and the Company agree to submit to mandatory binding arbitration, in San Francisco County, California, any and all claims arising out of or related to this agreement and Executive’s employment with the Company and the termination thereof, except that each party may, at its or his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. EXECUTIVE AND THE COMPANY HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This agreement to arbitrate does not restrict Executive’s right to file administrative claims. Executive may bring before any government agency where, as a matter of law, the parties may not restrict the Executive’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, Executive and the Company agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

12. Indemnification. Executive will be named as an insured on the director and officer liability insurance policy currently maintained, or as may be maintained by the Company from time to time, and, in addition, Executive will enter into the form of indemnification agreement provided to other similarly situated executive officers and directors of the Company.

13. Section 409A.

(a) To the extent (a) any payments or benefits to which Executive becomes entitled under this Agreement, or under any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest).

(b) It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).

(c) It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”) and/or Treasury Regulation Section 1.409A-1(b)(9) (iii) (as “involuntary separation pay”).

(d) To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code.

(e) Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the

Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

14. Miscellaneous.

14.1. Absence of Conflicts. Executive represents that Executive’s performance of the duties under this Agreement will not breach any other agreement as to which Executive is a party.

14.2. Successors. This Agreement is binding on and may be enforced by the Company and its successors and assigns and is binding on and may be enforced by Executive and Executive’s heirs and legal representatives.

14.3. Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent of its invalidity or unenforceability, and agree that all other provisions in this Agreement shall continue in full force and effect.

14.4. No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

14.5. Assignment. This Agreement and all rights hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company’s obligations hereunder.

14.6. Withholding. All sums payable to Executive hereunder shall be in United States Dollars and shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

14.7. Entire Agreement. This Agreement (and the exhibit(s) hereto) constitutes the entire and only agreement and understanding between the parties relating to Executive’s employment with Company. This Agreement supersedes and cancels any and all previous contracts, arrangements or understandings other than the exhibits hereto with respect to Executive’s employment.

14.8. Amendment. The parties understand and agree that this Agreement may not be amended, modified or waived, in whole or in part, except in a writing executed by (i) Executive and (ii) either (A) an authorized executive officer of the Company or (B) an authorized independent member of the Board, in each case, other than Executive.

14.9. Notices. All notices, if any, and all other communications, if any, required or permitted under this Agreement shall be in writing and hand delivered, sent via facsimile, sent by registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent via facsimile, five (5) days after mailing if sent by mail, and one (1) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other parties:

If to the Company:	Audentes Therapeutics, Inc.
600 California Street, 17th Floor
San Francisco, CA 94108
Attention:	[13]

If to Executive:

14.10. Binding Nature. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

14.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

14.12. Survival. The provisions of this Agreement shall survive the termination of Executive’s employment for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.

14.13. Governing Law. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date first above written. This Agreement is contingent upon successful completion of a final reference evaluation and background check to be conducted by the Company.

AUDENTES THERAPEUTICS, INC.	EXECUTIVE
By:
Name:
Title:

[13]	Insert for the CEO “the Company’s Board of Directors” and for the SVPs and VPs “the Chief Executive Officer”.

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

EXHIBIT A

to Executive Employment Agreement

EMPLOYEE INVENTION ASSIGNMENT AND
CONFIDENTIALITY AGREEMENT

In consideration of, and as a condition of my employment with Audentes Therapeutics, Inc., a Delaware corporation with its principal offices in the State of California (the “Company”), I, as the “Employee” signing this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”), hereby represent to the Company, and the Company and I hereby agree as follows:

1.

Purpose of Agreement.  I understand that the Company is engaged in a continuous program of research, development, production and/or marketing in connection with its current and projected business and that it is critical for the Company to preserve and protect its proprietary information, its rights in certain inventions and works and in related intellectual property rights.  Accordingly, I am entering into this Agreement, whether or not I am expected to create inventions or other works of value for the Company.  As used in this Agreement, “Inventions” means inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, confidential information and trade secrets.

2.

Disclosure of Inventions.  I will promptly disclose in confidence to the Company, or to any person designated by it, all Inventions that I make, create, conceive or first reduce to practice, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets.

3.

Work for Hire; Assigned Inventions.  I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment will be “works made for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works.  I agree that all Inventions that I make, create, conceive or first reduce to practice during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets, and that (i) are developed using equipment, supplies, facilities or trade secrets of the Company; (ii) result from work performed by me for the Company; or (iii) relate to the Company’s business or actual or demonstrably anticipated research or development (the “Assigned Inventions”), will be the sole and exclusive property of the Company.

4.

Excluded Inventions and Other Inventions. Attached hereto as Exhibit A is a list describing all existing Inventions, if any, that may relate to the Company’s business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the Effective Date (as defined in Section 25, below), and which are not to be assigned to the Company (“Excluded Inventions”).  If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to the Company’s business or actual or demonstrably anticipated research or development.  For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the Effective Date or thereafter, other than Assigned Inventions and Excluded Inventions.  I acknowledge and agree that if, in the scope of my employment, I use any Excluded Inventions or any Other Inventions, or if I include any Excluded Inventions or Other Inventions in any product or service of the Company or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by the Company of any rights assigned to the Company under this Agreement, I will immediately so notify the Company in writing.  Unless the Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to the Company, in such circumstances (whether or not I give the Company notice as required above), a perpetual, irrevocable, nonexclusive, transferable, world-wide, royalty-free license to use, disclose, make, sell, offer for sale, import, copy, distribute, modify and create works based on, perform, and display such Excluded Inventions and Other Inventions, and to sublicense third parties in one or more tiers of sublicensees with the same rights.

5.

Exception to Assignment.  I understand that the Assigned Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to, any invention that qualifies fully for exclusion under the provisions of Section 2870 of the California Labor Code, which are attached hereto as Exhibit B.

6.

Assignment of Rights.  I agree to assign, and do hereby irrevocably transfer and assign, to the Company:  (i) all of my rights, title and interests in and with respect to any Assigned Inventions; (ii) all patents, patent applications, copyrights, mask works, rights in databases, trade secrets, and other intellectual property rights, worldwide, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (iii) to the extent assignable, any and all Moral Rights (as defined below) that I may have in or with respect to any Assigned Inventions.  I also hereby forever waive and agree never to assert any Moral Rights I may have in or with respect to any Assigned Inventions and any Excluded Inventions or Other Inventions licensed to the Company under Section 4, even after termination of my employment with the Company.  “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

7.

Assistance.  I will assist the Company in every proper way to obtain and enforce for the Company all patents, copyrights, mask work rights, trade secret rights and other legal protections for the Assigned Inventions, worldwide.  I will execute and deliver any documents that the Company may reasonably request from me in connection with providing such assistance.  My obligations under this section will continue beyond the termination of my employment with the Company; provided that the Company agrees to compensate me at a reasonable rate after such termination for time and expenses actually spent by me at the Company’s request in providing such assistance.  I hereby appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.  I agree that this appointment is coupled with an interest and will not be revocable.

8.

Proprietary Information.  I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information or materials of a confidential or secret nature that may be made, created or discovered by me or that may be disclosed to me by the Company or a third party in relation to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company, or any other party with whom the Company agrees to hold such information or materials in confidence (the “Proprietary Information”).  Without limitation as to the forms that Proprietary Information may take, I acknowledge that Proprietary Information may be contained in tangible material such as writings, drawings, samples, electronic media, or computer programs, or may be in the nature of unwritten knowledge or know-how.  Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, designs, data, prototypes, specimens, test protocols, laboratory notebooks, business strategies, financial information, forecasts, personnel information, contract information, customer and supplier lists, and the non-public names and addresses of the Company’s customers and suppliers, their buying and selling habits and special needs.

9.

Confidentiality.  At all times, both during my employment and after its termination, I will keep and hold all Proprietary Information in strict confidence and trust.  I will not use or disclose any Proprietary Information without the prior written consent of the Company in each instance, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company.  Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company, and I will not take with me or retain in any form any documents or materials or copies containing any Proprietary Information.

10.

Physical Property.  All documents, supplies, equipment and other physical property furnished to me by the Company or produced by me or others in connection with my employment will be and remain the sole property of the Company.  I will return to the Company all such items when requested by the Company, excepting only my personal copies of records relating to my employment or compensation and any personal property I bring with me to the Company and designate as such.  Even if the Company does not so request, I will upon termination of my employment return to the Company all Company property, and I will not take with me or retain any such items.

11.

No Breach of Prior Agreements.  I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality, non-competition, or other agreement with any former employer or other party.  I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of my own or of a former employer or third party that are not generally available for use by the public or have not been legally transferred to the Company.

12.

“At Will” Employment.  I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time.  I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or by me.  I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company.  I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time.

13.

Company Opportunities; Duty Not to Compete.  During the period of my employment, I will at all times devote my best efforts to the interests of the Company, and I will not, without the prior written consent of the Company, engage in, or encourage or assist others to engage in, any other employment or activity that: (i) would divert from the Company any business opportunity in which the Company can reasonably be expected to have an interest; (ii) would directly compete with, or involve preparation to compete with, the current or future business of the Company; or (iii) would otherwise conflict with the Company’s interests or could cause a disruption of its operations or prospects.

14.

Non-Solicitation of Employees/Consultants.  During my employment with the Company and for a one (1) year period thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity, nor will I encourage or assist others to do so.

15.

Use of Name & Likeness.  I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed, both during and after my employment, for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.

16.

Notification.  I hereby authorize the Company, during and after the termination of my employment with the Company, to notify third parties, including, but not limited to, actual or potential customers or employers, of the terms of this Agreement and my responsibilities hereunder.

17.

Injunctive Relief.  I understand that a breach or threatened breach of this Agreement by me may cause the Company to suffer irreparable harm and that the Company will therefore be entitled to injunctive relief to enforce this Agreement.

18.

Governing Law; Severability. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the duties of its employees and the protection of its trade secrets.  This Agreement will be governed by and construed in accordance with the laws of the State of California without giving effect to any principles of conflict of laws that would lead to the application of the laws of another jurisdiction.  If any provision of this Agreement is invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible, given the fundamental intentions of the parties when entering into this Agreement.  To the extent such provision cannot be so enforced, it will be stricken from this Agreement and the remainder of this Agreement will be enforced as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

19.

Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together will constitute one and the same agreement.

20.

Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to such subject matter.

21.

Amendment and Waiver.  This Agreement may be amended only by a written agreement executed by each of the parties to this Agreement.  No amendment or waiver of, or modification of any obligation under, this

Agreement will be enforceable unless specifically set forth in a writing signed by the party against which enforcement is sought.  A waiver by either party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition with respect to any other instance, whether prior, concurrent or subsequent.

22.

Successors and Assigns; Assignment.  Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will bind and benefit the parties and their respective successors, assigns, heirs, executors, administrators, and legal representatives.  The Company may assign any of its rights and obligations under this Agreement.  I understand that I will not be entitled to assign or delegate this Agreement or any of my rights or obligations hereunder, whether voluntarily or by operation of law, except with the prior written consent of the Company.

23.

Further Assurances.  The parties will execute such further documents and instruments and take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.  Upon termination of my employment with the Company, I will execute and deliver a document or documents in a form reasonably requested by the Company confirming my agreement to comply with the post-employment obligations contained in this Agreement.

24.	Acknowledgement. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with this Agreement.
25.	Effective Date of Agreement. This Agreement is and will be effective on and after the first day of my employment by the Company, which is , (the “Effective Date”).

AUDENTES THERAPEUTICS, INC.:	Employee:
By:
Signature
Name:
Name (Please Print)
Title:

Exhibit A

LIST OF EXCLUDED INVENTIONS UNDER SECTION 4

Identifying Number
Title	Date or Brief Description

No inventions, improvements, or original works of authorship

Additional sheets attached

Signature of Employee:

Print Name of Employee:

Date:

Exhibit 10.5

Exhibit B

CALFORNIA LABOR CODE 2870 NOTICE:

California Labor Code Section 2870 provides as follows:

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:  (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer.  To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under California Labor Code Section 2870(a), the provision is against the public policy of this state and is unenforceable.